                           EXHIBIT 3.(iii)


                           April 22, 1997

Board of Directors

Re:   Security Equity's Variable Life Separate Account 13

To the Board of Directors:

This opinion is furnished in connection with the filing attachments to the Registration Statement on Form S-6 (No. 33-88524) which covers premiums received under certain flexible premium variable life insurance contracts ("Contracts") issued by Security Equity Life Insurance Company (the "Company").

The Prospectus included in the Registration Statement describes Contracts which are issued by the Company. The Contract forms were reviewed under my direction, and I am familiar with the Registration Statement and exhibits thereto. In my opinion:

1. The illustrations of death benefits, insurance account values, net cash surrender values and accumulated premiums included in the Registration Statement and based upon assumptions stated in the illustrations, are consistent with the provisions of the Contract. The rate structure of the Contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Contract for the ages and sexes show, than to prospective purchasers of a Contract for other ages and sex.

2. The table of representative Minimum Death Benefit factors included in the "Death Benefits Under the Contract" section is consistent with the provision of the Contract.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and the use of my name relating to actuarial matters under the heading of "Experts" in the Prospectus.

                                           /s/ Ralph Gorter
                                          ----------------
                                          Ralph Gorter, FSA
                                          Second Vice President -- Actuary